AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                              THIRTEEN WEEKS ENDED                  THIRTY-NINE WEEKS ENDED
                                        -----------------------------           -----------------------------
                                        February 28,         March 1,           February 28,         March 1,
                                            1998               1997               1998                1997
                                            ----               ----               ----                ----
Net income for computing
  earnings per common share                $46,739            $33,789            $47,892             $82,998
                                          ========            =======            =======            ========


Weighted average number of
   common shares outstanding
   during each period                      916,450            922,222            911,633             923,352
                                          ========            =======            =======            ========

Net income per common share                 $0.051             $0.037             $0.053              $0.090
                                          ========            =======            =======            ========

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